EXHIBIT 99.h.4

                             AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT










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                              AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT

         THIS AMENDED AND RESTATED SERVICES AGREEMENT (this "Agreement") is made by and between PHOENIX-ENGEMANN FUNDS, a Delaware business trust (the "Trust"), and PHOENIX EQUITY PLANNING CORPORATION ("Service Provider"), with respect to each Series or Fund of the Trust set forth in Appendix A hereto, as may be amended from time to time (the "Funds"). This Agreement amends and restates that certain Services Agreement dated as of September 3, 1997 between the Trust and Service Provider.

                                   WITNESSETH

         WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to retain the Service Provider to provide services to clients of the Service Provider who are shareholders of the Funds, and the Service Provider is willing to furnish such services:

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Trust hereby appoints the Service Provider to provide to the Funds the shareholder services specified in Section 2 of this Agreement to all clients of the Service Provider that are shareholders of the Funds. The Service Provider accepts such appointment and agrees to furnish such shareholder services in return for compensation as provided in Section 6 of this Agreement. The Service Provider agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

         2. Services and Responsibilities on a Continuing Basis. In its capacity as Service Provider under the terms of this Agreement, the Service Provider shall be generally responsible for providing shareholder services to shareholders of the Funds and for interaction with shareholders of the Funds on behalf of the Trust. The Service Provider may provide services itself or may cause or arrange for others to provide some or all such services to certain shareholders (e.g., Service Provider may arrange, at its sole expense, for certain services to be provided by shareholder's financial intermediary as opposed to the Service Provider). The shareholder services provided by the Service Provider hereunder are distinct from services provided by the Service Provider in any other capacity, such as Transfer Agent or Distributor, pursuant to separate agreements with the Trust. The shareholder services to be provided by the Service Provider under this Agreement include the following:

         (a) responding to shareholder inquiries;

         (b) handling shareholder requests for redemptions of Fund shares (although the actual processing of redemption on the Trust's books and records is a function of the Transfer Agent);

         (c) assisting shareholders in changing dividend options, account designations and addresses;

         (d) transmitting proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations or regular statements of account) where such shareholders hold shares of the Funds registered in the name of the Service Provider or its nominee; and

         (e) providing such other information and assistance to shareholders as may be reasonably requested by such shareholders.

The Service Provider is under no obligation to, and shall not, provide pursuant to this Agreement any services with respect to the sale or distribution of shares of any Fund.

         3. Standard of Care. The Service Provider shall be under no duty to take any action on behalf of the Funds
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except as specifically set forth herein or as may be specifically agreed to by the Service Provider in writing. In the performance of its duties hereunder, the Service Provider shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Service Provider shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Service Provider's control.

         4. Confidentiality. The Service Provider agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and the Trust, and all prior, present or potential Shareholders of the Funds, except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld, and may not be withheld where the Service Provider may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         5. Independent Contractor. The Service Provider shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Service Provider under the provisions of this Agreement are not to be deemed exclusive, and the Service Provider shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

         6. Compensation. As compensation for the services rendered by, and responsibilities assumed by, the Service Provider during the term of this Agreement, the Funds will pay to the Service Provider a service fee in an amount equal to 0.25% per annum of the average daily net asset value of each Fund's shares held by clients of the Service Provider. The service fee shall be accrued daily by each of the Funds and paid to the Service Provider on a quarterly basis.

         7. Indemnification.

         (a) The Trust agrees to indemnify and hold harmless the Service Provider from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time [the "Acts"]) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Service Provider takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Trust or (ii) upon oral or written instructions from an officer of the Trust, provided, that the Service Provider shall not be indemnified against any liability to the Trust or to shareholders (or any expenses incident to such liability) arising out of the Service Provider's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Service Provider agrees to indemnify and hold harmless the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Acts) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Service Provider takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given by an officer of the Trust or arising out of the Service Provider's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         (b) The Service Provider shall provide such security as is necessary to prevent unauthorized use of any online computer facilities. The Service Provider agrees to release, indemnify and hold harmless the Trust, each Fund, Roger Engemann & Associates, Inc., Phoenix Equity Planning Corporation. and Pasadena National Trust Company from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Service Provider, its officers, employees or agents regarding the redemption, transfer or registration of Fund shares for accounts of the Service Provider, its clients and other shareholders. Principals of the Service Provider will be available to consult from time to time with Roger Engemann & Associates, Inc. concerning performance of the services contemplated by this Agreement.


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         8. Fund Information. No person is authorized to make any
representations concerning any Fund, or shares of any Fund or shareholder services except in accordance with the terms of this Agreement. Neither the Service Provider nor its agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Fund's current Prospectus or Statement of Additional Information or in such supplemental literature as may be authorized by a Fund, Roger Engemann & Associates, Inc. or Phoenix Equity Planning Corporation.

         9. Duration and Termination. This Agreement shall continue until termination by the Trust or the Service Provider on 30 days' written notice to the other. This Agreement may be terminated as to one or more of the Funds without affecting its validity to any other fund as to which it is not terminated. All notices and other communications hereunder shall be in writing.

          10. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought, except that the Trust may amend Appendix A hereto by giving written notice thereof to the Service Provider.

11. Miscellaneous.

         (a) This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

         (b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

         (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, role or otherwise, the remainder of this Agreement shall not be affected thereby.

         (e) The Service Provider agrees that the Trust's obligations under this Agreement shall be limited to the Funds and to their assets, and that the Service Provider shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

          (f) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         (g) This Agreement may not be assigned without the mutual consent of the parties.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year written below.

                              PHOENIX-ENGEMANN FUNDS

Date: 6/19/01                 By: /s/ Malcolm Axon
                                 ------------------------------
                                 Malcolm Axon, Chief Financial Officer



                              PHOENIX EQUITY PLANNING CORPORATION

Date: 6/19/01                 By: /s/ William R. Moyer
                                 ----------------------------
                                 William R. Moyer, Executive Vice President, CFO and Treasurer


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                                   APPENDIX A

List of Funds subject Shareholder Services Agreement:

1. The Phoenix-Engemann Growth Fund
2. The Phoenix-Engemann Balanced Return Fund
3. The Phoenix-Engemann Nifty Fifty Fund
4. The Phoenix-Engemann Small & Mid Cap Growth Fund


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